Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES SEPTEMBER CASH DISTRIBUTION
     DALLAS, Texas, September 20, 2005 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.130678 per unit, payable on October 17, 2005, to unit holders of record on September 30, 2005.
     This month’s distribution increased from the previous month due to a combination of higher oil and gas prices, lower capital costs, an increase in the oil and gas production in the Waddell Ranch properties, and an increase in gas production in the Texas Royalty Properties. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 76,950 bbls and 345,022 mcf. The average price for oil was $54.69 per bbl and for gas was $6.41 per mcf. This would primarily reflect production for the month of July. Capital expenditures were approximately $77,000. The numbers provided reflect what was net to the Trust.
     For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 877.228.5085